EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2020 with respect to the statement of condition including the related portfolio of All Cap Core Strategy 2020-2, Large Cap Core Strategy 2020-2 Mid Cap Core Strategy 2020-2, Small Cap Core Strategy 2020-2, PowerPicks Portfolio 2020-2 and Dividend Income Leaders Strategy Portfolio 2020-2 (included in Invesco Unit Trusts, Series 2047) as of April 16, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-236693) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 16, 2020